Exhibit 99.1


                         N O R T H   B A Y   B A N C O R P

                                  PRESS RELEASE

                                NORTH BAY BANCORP
                                  Press Release

                                January 16, 2002

Terry Robinson, President & CEO of North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, announced that the Company and its subsidiary banks experienced rapid growth during 2001, exceeding its aggressive strategic plan. North Bay Bancorp's unaudited financial results indicate year-end 2001 assets total approximately $327,000,000 as compared to total assets of $247,000,000 at year-end 2000, equating to growth of approximately $80,000,000 or thirty-two percent (32%). Mr. Robinson observed that the Company anticipates similar growth during 2002, stating "The Vintage Bank is opening a branch office in St. Helena soon and recently signed a lease for a branch in the Gateway commercial complex to be constructed on Airport Road near Highways 29 and 12 in Southern Napa County. It is anticipated that the Gateway branch will open before year end." Mr. Robinson also stated that Solano Bank is opening a branch office in Vallejo this month. "As these additional branches come on line we are confident the Company will continue to experience significant asset growth in 2002."

Mr. Robinson, who serves as President & CEO of The Vintage Bank as well as of North Bay Bancorp, also announced that due to the rapid growth experienced in 2001 and the increasing demands of his holding company responsibilities, he will be turning the reins of The Vintage Bank over to Glen Terry, currently President & CEO of Solano Bank, sometime before the end of the second quarter of this year. Mr. Terry was responsible for Solano Bank's start-up under the sponsorship of North Bay Bancorp. Now that the Solano Bank has successfully commenced operations under Mr. Terry's leadership, he will become President & CEO of The Vintage Bank in a move supported by the directors of the holding company and both The Vintage Bank and Solano Bank.

Mr. Terry has extensive knowledge of the Napa Valley market and is well known in the Napa community, having served as President & CEO of Napa Valley Bank from 1993 through 1997 following its acquisition by Westamerica Bank. Mr. Robinson pointed out that "Mr. Terry's combination of business development, credit and management skills coupled with his familiarity with the Napa Valley market make him ideal for The Vintage Bank position."

A new President & CEO of Solano Bank will be appointed concurrent with Mr. Terry's transition to his position at The Vintage Bank. Asked for comment, Mr. Terry stated "It is remarkable that Solano Bank was commencing the Bank charter application process only two years ago and now is well established in Solano County. I am very proud of the progress we've made at Solano Bank to this point and look forward to assisting the new President in assuming responsibility for managing and growing the bank. Having been instrumental in organizing Solano Bank, I want to be certain the `handoff' goes smoothly." Mr. Robinson added, "one of the strengths of Solano Bank is its local board of directors hailing from nearly all of Solano County's principal cities. With their guidance and support I am confident Solano Bank will fulfill its tremendous potential and secure its position as the leading community bank in Solano County."

Stock of North Bay Bancorp is quoted on the Over-The Counter (OTC) Bulletin Board, Symbol NBAN.OB.



This press release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 259-2346.